Exhibit 5.1
Client Matter No.: C 12412-00001
Direct: 202.955.8500
Fax: 202.467.0539
May 7, 2010
BioCryst Pharmaceuticals, Inc.
2190 Parkway Lake Drive
Birmingham, Alabama 35244

Re:	BioCryst Pharmaceuticals, Inc. Issuance of Common Stock
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-3 (File No. 333-155783) (as amended, the “Registration Statement”) of BioCryst Pharmaceuticals, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933 (as amended, the “Securities Act”), and the prospectus and prospectus supplement with respect thereto, dated January 27, 2009, and May 7, 2010, respectively (together, the “Prospectus”), in connection with the issuance by the Company of 761,326 shares of its common stock, par value $0.01 per share (the “Shares”). The Shares will be issued pursuant to the Fourth Amendment Agreement (the “Amendment Agreement”), dated as of May 5, 2010, among the Company, Albert Einstein College of Medicine of Yeshiva University, a Division of Yeshiva University (“AECOM”), and Industrial Research Ltd. (“Industrial”).
We have examined the originals, or photostatic or certified copies, of such records of the Company, the certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.
Based upon the foregoing examination, and in reliance thereon, and subject to the foregoing assumptions and the qualifications, limitations and exceptions set forth below, we are of the opinion that the Shares, when issued and delivered to AECOM and Industrial in accordance with the terms of the Amendment Agreement, will be validly issued, fully paid and nonassessable.

BioCryst Pharmaceuticals, Inc.
May 7, 2010

The opinions set forth herein are subject to the following assumptions, qualifications, limitations and exceptions:
We render no opinion herein as to matters involving the laws of any jurisdiction other than the United States of America and the Delaware General Corporation Law. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render this opinion. This opinion is limited to the effect of the current state of the United States of America and the Delaware General Corporation Law and the facts as they currently exist. We assume no obligation to revise or supplement our opinions in the event of future changes in such laws or the interpretations thereof or such facts. We express no opinion regarding the Securities Act of 1933, the Securities Exchange Act of 1934, the Trust Indenture Act of 1939 or any other federal or state securities laws or regulations.
We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Very truly yours,
/s/ GIBSON, DUNN & CRUTCHER LLP